Exhibit 99

InterVideo Reports Results for Second Quarter of 2003

Wednesday August 6, 2003

InterVideo’s Second Quarter 2003 Net Income Grows 90% Year Over Year

Fremont, Calif., August 6, 2003 /PRNewswire-FirstCall/ — InterVideo, Inc. (Nasdaq: IVII—News), a leading provider of DVD software, today reported financial results for its second quarter and six months ended June 30, 2003. Revenue for the second quarter of 2003 grew 11% to $13.1 million from $11.8 million in the second quarter of 2002.

InterVideo’s net income for the second quarter of 2003 was $1.6 million, or $0.61 per basic share and $0.13 per diluted share, as compared with net income in the second quarter of the prior year of $829,000, or $0.33 per basic share and $0.07 per diluted share.

Revenue for the six months ended June 30, 2003 was $26.5 million, as compared to revenue of $23.0 million for the six months ended June 30, 2002. InterVideo’s net income for the first six months of 2003 was $3.2 million, or $1.25 per basic share and $0.26 per diluted share, compared to net income of $1.9 million, or $0.80 per basic share and $0.16 per diluted share, for the same period in 2002.

With a sales increase of 11 percent and a net profit increase of 90 percent over the same quarter last year, InterVideo’s president & CEO, Steve Ro, said that the company was on target to broaden its product lines and customer base. “WinDVD continues to be the flagship DVD playback solution for PCs, and is emerging as an important component for new consumer electronics products such as DVRs and DVD recorders,” Ro commented, “We are continuing to expand our DVD content creation products with WinDVD Creator 2.0 and InterVideo DVD Copy 1.1. These products along with WinDVD are designed to provide PC OEMs and consumers with a complete, integrated solution for DVD RW drives.”

The InterVideo Second Quarter teleconference and webcast is scheduled to begin at 5:00 p.m. Eastern Time, on Wednesday, August 6, 2003. To participate on the live call, analysts, investors and the general public should dial 800-810-0924 at least ten minutes prior to the call. InterVideo will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at http://www.investor.intervideo.com/medialist.cfm

About InterVideo, Inc.

InterVideo is a leading provider of DVD software. InterVideo has developed a technology platform from which it has created a broad suite of integrated multimedia software products that allow users to capture, edit, author, burn, distribute, and play digital video. InterVideo’s software is bundled with products sold by eight of the top ten PC OEMs ranked in terms of sales by IDC, as derived from the IDC Worldwide Quarterly PC Tracker, March 2003. The company is headquartered in Fremont, CA with regional offices in Europe, Taiwan, China and Japan. For more information, contact InterVideo at 510/651-0888 or visit the company’s Web site at www.intervideo.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding InterVideo’s product market, product development and future financial performance. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, the resolution of any notices of claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our relationship with PC OEMS and other risks and uncertainties. Please consult the various reports and documents filed by InterVideo with the U.S. Securities and Exchange Commission, including but not limited to InterVideo’s Form S-1/A for other risk factors that could cause actual results to differ. All forward-looking statements are made as of the date hereof and InterVideo disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the quarter and six months ended June 30, 2003 are not necessarily indicative of InterVideo’s operating results for any future periods.

InterVideo is a registered trademark of InterVideo, Inc. All other trademarks are the property of their respective holders.

INTERVIDEO, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30
	2002	2003	2002	2003
Revenue	$11,802	$13,099	$22,969	$26,472
Cost of revenue:
Product costs	4,172	5,393	8,128	10,823
Amortization of software license agreement	5	5	18	10

Total cost of revenue	4,177	5,398	8,146	10,833

Gross Profit	7,625	7,701	14,823	15,639
Operating Expenses:
Research and development	1,905	1,908	3,927	3,622
Sales and marketing	1,922	2,120	3,681	4,395
General and administrative	1,006	894	1,902	1,845
Stock compensation	813	217	1,734	550
Restructuring cost	(20)	—	(20)	—

Total operating expenses	5,626	5,139	11,224	10,412

Income from operations	1,999	2,562	3,599	5,227
Other income (expenses), net	(107)	69	(31)	155

Income before tax	1,892	2,631	3,568	5,382
Provision for income tax	1,063	1,057	1,659	2,200

Net income after tax	$829	$1,574	$1,909	$3,182

Earnings per share:
Basic	$0.33	$0.61	$0.80	$1.25
Diluted	$0.07	$0.13	$0.16	$0.26
Weighted average shares used in computing earnings per share:
Basic	2,485	2,561	2,388	2,551
Diluted	11,822	12,096	11,702	12,127

INTERVIDEO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	Dec 31, 2002	June 30, 2003
		(unaudited)
Current Assets:
Cash and cash equivalents	$17,137	$18,438
Short term investments	4,104	4,783
Accounts receivable	3,902	4,375
(net of allowance of $205 and $155 respectively)
Deferred tax assets	2,122	2,128
Prepayments and other current assets	694	2,277

Total current assets	27,959	32,001
Property and equipment, net	1,566	1,405
Goodwill	1,018	1,018
Other purchased intangible assets	483	383
Deferred tax assets	3,335	3,335
Other assets	355	385

Total assets	$34,716	$38,527

Current liabilities:
Accounts payable	$413	$678

Accrued liabilities	9,639	9,305
Income tax payable	1,111	1,118
Deferred revenue	1,112	1,220

Total current liabilities	12,275	12,321

Stockholders’ equity:
Convertible preferred stock,	13	13
aggregate liquidation preference of $23,855; 13,000 shares authorized; 12,839 shares issued and outstanding
Common Stock,	3	3
$0.001 par value per share; 25,000 shares authorized; 2,644 and 2,654 shares issued and outstanding respectively
Additional paid-in capital	35,197	35,119
Notes receivable from stockholders	(864)	(885)
Deferred stock compensation	(1,614)	(962)
Accumulated other comprehensive loss	(180)	(150)
Accumulated deficit	(10,114)	(6,932)

Total stockholder’s equity	22,441	26,206

Total liabilities and stockholders’ equity	$34,716	$38,527